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EXHIBIT 10.2

                               OPERATING AGREEMENT

                                       FOR

                      POINTER RIDGE OFFICE INVESTMENT, LLC

      THIS OPERATING AGREEMENT FOR POINTER RIDGE OFFICE INVESTMENT, LLC, A MARYLAND LIMITED LIABILITY COMPANY (the "AGREEMENT") is made and entered into effective for all purposes and in all respects as of this 22nd day of July, 2004 by and among J. WEBB GROUP, INC., A VIRGINIA CORPORATION, MICHAEL M. WEBB, an individual, LUCENTE ENTERPRISES, INC., A MARYLAND CORPORATION, CHESAPEAKE CUSTOM HOMES, L.L.C., A MARYLAND LIMITED LIABILITY COMPANY and OLD LINE BANCSHARES, INC., A MARYLAND CORPORATION, all as Members, and CHESAPEAKE POINTER RIDGE MANAGER, LLC, A MARYLAND LIMITED LIABILITY COMPANY, in its capacity as Manager and not as a Member.

                              EXPLANATORY STATEMENT

      A. The Company has been formed pursuant to Articles of Organization dated July 12, 2004, and filed with and accepted by the Maryland Department of Assessments and Taxation on July _____ 2004.

      B. The Members now desire to organize the Company and set forth their specific understanding and agreement with respect to the Initial and Additional Capital Contributions of the Members, the acquisition, development, construction, leasing and operation of the Property, the conduct of the Company, distribution of Cash Available for Distribution, the authority of the Manager, fees payable to the Manager and all other matters related to or concerning the Company, the Members, the Property, the Project, and the Manager.

      NOW THEREFORE, in consideration of the foregoing, the provisions of this Explanatory Statement (which Explanatory Statement shall be considered a substantive part of this Agreement) and of the mutual promises of the parties herein set forth, the Members hereby adopt this Agreement as the operating agreement of the Company in accordance with the terms and conditions set forth below.

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1.    GENERAL

      1.01 FORMATION. The name of the Company is "POINTER RIDGE OFFICE INVESTMENT, LLC." The Members shall take all action required by law to maintain the Company as a limited liability company under the Uniform Act and under the laws of all other jurisdictions in which the Company may elect to conduct business.

      1.02 PLACE OF BUSINESS. The principal business office of the Company in the State of Maryland shall be 6196 Oxon Hill Road, Suite 340, Oxon Hill, Maryland 20745. The Manager may, at any time, change the location of such principal office in which event the Manager shall give due notice to the Members.

      1.03 REGISTERED OFFICE AND AGENT. The name of the Resident Agent of the Company shall be Greg Wilby whose address is 12022 Steven Lane, Dunkirk, Maryland 20754. The Resident Agent is a resident of the State of Maryland and actually resides therein.

      1.04 RULES OF CONSTRUCTION. The following rules of construction shall apply to this Agreement:

            (A) All section headings in this Agreement are for the convenience of reference only and are not intended to qualify the meaning of any section.

            (B) All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, the singular shall include the plural, and vice versa, as the context may require.

            (C) Each provision of this Agreement shall be considered severable from the rest, and if any provision of this Agreement or its application to any Person or circumstances shall be held invalid and contrary to any existing or future law or unenforceable to any extent, the remainder of this Agreement and the application of any other provision to any Person or circumstances shall not be affected thereby and shall be interpreted and enforced to the greatest extent permitted by law so as to give effect to the original intent of the parties hereto.

            (D) Unless otherwise specifically and expressly limited in the context, any reference herein to a decision, determination, act, action, exercise of a right, power or privilege, or other procedure by a Member shall mean and refer to the decision, determination, act, action, exercise or other procedure by the Member in its sole and absolute discretion acting in the best interests of such Member and not as a fiduciary for the Company or the other Members.

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            (E) All references in this Agreement to "DOLLARS" as a unit of currency shall be deemed a reference to United States dollars and United States currency.

            (F) Each party hereto and its counsel have reviewed this Agreement, and the normal rule of construction that any ambiguities are to be resolved against the drafting party shall not be applicable to the construction and interpretation of this Agreement and the Members and the Manager agree that this Agreement shall be construed if any construction be required in accordance with its fair meaning and not against any party as the draftsman.

            (G) Unless explicitly stated to the contrary, the term "includes", "including" and other expressions of inclusion shall be construed in each instance to mean "includes without limitation", "including but not limited to" or other phraseology denoting the non-exclusive nature of the item to which reference is being made.

      1.05  MEMBERS AND LLC INTERESTS.

            (A) MEMBERS. The names, addresses, Percentages and Initial Capital Contribution of the Members are as set forth on EXHIBIT 1 attached hereto and made a part hereof.

            (B) MEMBER INTERESTS/MEMBERS. Each Member that is listed on EXHIBIT 1 hereto as a Member shall own a Membership Interest representing an ownership interest in the Company, including the right to distributions and any other rights set forth in this Agreement and all obligations set forth in this Agreement. For purposes of this Agreement, a Member's Percentage of Membership Interest shall be the most recent Percentage of Membership Interest for such Member reflected on EXHIBIT 1, respectively, that, when aggregated with all other Percentages of Membership Interests, totals 100%.

2.    DEFINITIONS

            The following terms have the definitions hereinafter indicated whenever used in this Agreement with initial capital letters:

            AFFILIATE: With respect to any referenced Person, (I) such Person or a member of his immediate family; and (II) any Person directly or indirectly Controlling, Controlled by, or under direct common Control with the Person in question.

            AGREEMENT: This Operating Agreement and the Exhibits attached hereto, as the same may be amended and in effect from time to time.

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            BANKRUPT(CY): Either (i) the initiation by a referenced Person of a proceeding, or initiation of any proceeding against a referenced Person, to liquidate or reorganize such Person which has not been vacated, discharged or bonded within ninety (90) days of initiation, under a federal, state or local bankruptcy or insolvency law; (ii) an assignment by a referenced Person for the benefit of creditors; or (iii) the agreement by a referenced Person to appointment of a receiver or trustee for all or a substantial part of his property, or court appointment of such receiver or trustee which is not suspended or terminated within ninety (90) days after appointment.

            BUDGET: means the pro forma operating statement of cost, income, expenses and reserve for the Company approved from time to time by the Members Committee. The current approved Budget is attached hereto as EXHIBIT 5. The Manager shall have the authority to modify the Budget by adjusting individual line items within the Budget provided that the Manager may not revise the Budget without the approval of a Members Committee Vote if the effect of such revision would be to reduce the net income of the Company by more than twenty five percent (25%) from the amount shown on the then approved Budget.

            CAPITAL ACCOUNT: With respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

            (A) To each Member's Capital Account there shall be credited such Member's Capital Contributions, such Member's distributive share of Profits and, without duplication, any items in the nature of income or gain which are specially allocated pursuant to Section 2(C) of EXHIBIT 2 hereto, and the amount of any Company liabilities assumed in writing by such Member or which are secured by any Company Property distributed to such Member.

            (B) To each Member's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company Property distributed to such Member pursuant to any provision of this Agreement, such Member's distributive share of Losses (as defined in EXHIBIT 2 hereto) and, without duplication, any items in the nature of expenses or losses that are specially allocated pursuant to Section 2(C) of EXHIBIT 2 hereto, and the amount of any liabilities of such Member assumed in writing by the Company or which are secured by any property contributed by such Member to the Company.

            (C) In the event any Membership Interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest in the Company.

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            (D) In determining the amount of any liability for purposes of this definition, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

            The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.

            CAPITAL CONTRIBUTION: With respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company with respect to the Membership Interest in the Company held by such Member. The contribution of any property other than money to the Company which is to be included in a Member's Capital Account shall require the consent of the Manager. The Members acknowledge that no portion of the initial Capital Account of the Members as set forth on EXHIBIT 1 consists of any property other than money. Each Member shall make their respective Capital Contribution as shown on EXHIBIT 1 within ten (10) days after the Effective Date.

            CASH AVAILABLE FOR DISTRIBUTION: means, with respect to any fiscal period, an amount equal to the excess of (1) the gross cash revenues of the Company from all sources (including Capital Proceeds but excluding Capital Contributions) during such fiscal period plus such reserves that the Manager determines are no longer necessary to provide for the foreseeable needs of the Company, minus (2) the sum of the following: (i) all cash expenditures in accordance with the Budget made by the Company or which the Company is obligated to make for or during such period in connection with the operation of the Company or in connection with the Company Property, including all fees, commissions or other similar amounts paid to the Manager, the Members or their Affiliates pursuant to this Agreement, operating expenses, taxes and assessments, insurance premiums, debt service, and any fees for management services and administrative expenses, except to the extent paid from previously established Company reserves; and (ii) establishment or additions to the working capital reserve of the Company and other reserves as determined by the Manager.

            CAPITAL PROCEEDS: That portion of Cash Available for Distribution representing the net proceeds (or distributions of net proceeds, as the case may be) from (1) any financing or refinancing by the Company of the Company Property or any part thereof, (2) any sale, disposition, taking or loss (including the proceeds from any eminent domain proceeding or conveyance in lieu thereof or from casualty insurance other than rental income insurance or title insurance) by the Company of the Company Property or any part thereof, and (3) any reserves previously set aside from Capital Proceeds or Capital Contributions that are deemed available for distribution to the Members. In the computation of Capital Proceeds there shall be deducted the payment of all costs and other expenses related thereto and any fees

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due and payable to the Manager, and the satisfaction of any debt being refinanced or discharged, in the case of a financing, refinancing, sale, disposition, taking or loss of Company Property or any part thereof, and any other debts or liabilities of the Company for which the Manager decides to use the proceeds thereof to repay, and the setting aside of any reserves therefrom as determined by the Manager.

            CHESAPEAKE: Chesapeake Pointer Ridge Manager, a Maryland limited liability company, the Manager of the Company.

            CODE: The Internal Revenue Code of 1986 (or any corresponding provision of succeeding law), as amended from time to time.

            COMPANY PROPERTY: At any particular time, any assets or property (tangible or intangible, choate or inchoate, fixed or contingent) held or owned by or for the benefit of the Company.

            CONSENT: The written or verbal consent of a Member to do the act or thing for which the consent is required or solicited, or the act of granting such written or verbal consent, as the context may require. Except as expressly provided otherwise in this Agreement, reference to a requirement for the "CONSENT" of a Member shall mean the sole and absolute discretionary decision of such Member acting in the best interests of such Member and not as a fiduciary for the Company or the other Members.

            CONTROL(S)(LED)(LING): As applied to a referenced Person, the exclusive possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities, by contract, or otherwise.

            EFFECTIVE DATE: Shall be the date first set forth on page 1 hereof.

            FAMILY MEMBERS: With respect to any person, such person's spouse, his or her parents and their spouses, his or her siblings and their spouses, his or her children and their spouses, and his or her grandchildren or great grandchildren and their respective spouses.

            FISCAL YEAR: The calendar year or such other twelve (12)-month period selected by the Manager.

            GROSS ASSET VALUE: With respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

            (A) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed to by the contributing Member and the Company;

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            (B) The Gross Asset Values of all Company Property shall be adjusted to equal their respective gross fair market values, as determined by the Manager, as of the following times: (1) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (2) the distribution by the Company to a Member of more than a de minimis amount of Company Property as consideration for an interest in the Company; and (3) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (1) and (2) above shall be made only if the Manager has reasonably determined that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

            (C) The Gross Asset Value of any Company Property distributed to any Member shall be the gross fair market value of such asset on the date of distribution; and

            (D) The Gross Asset Values of Company Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining capital accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (D) to the extent the Manager has determined that an adjustment pursuant to (B) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (D).

            If the Gross Asset Value of an asset has been determined or adjusted pursuant to (A), (B), or (D) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation (as defined in EXHIBIT 2) taken into account with respect to such asset for purposes of computing Profits and Losses.

            IRS: The United States Internal Revenue Service.

            MANAGER: As defined in Section 7.01(A) below.

            MAJOR DECISION: those decisions set forth in Section 7.03.

            MEMBERS COMMITTEE: the committee composed of the designated representatives of the Members and which shall operate in accordance with the provisions of Section 7.07.

            MEMBERS COMMITTEE VOTE: means the vote of a majority of the members of the Members Committee which shall include the Members and the Manager.

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            MEMBER LOANS: Any loans made by a Member to the Company from time to time pursuant to Section 5.01(D)(i) hereof.

            MEMBERSHIP INTEREST: As to any Member, such Member's Percentage of ownership of the Company and all right to distributions under Article 6 hereof, and any other rights which such Member has in the Company under this Agreement or the Uniform Act.

            NOTICE: A writing containing the information required by this Agreement to be communicated to a Person and personally delivered to such Person or sent for next business day delivery by recognized air courier capable of giving receipt therefor, freight prepaid, to such Person at the last known address of such Person as shown on the books of the Company, the date of personal delivery or of the air courier's receipt, as the case may be, or the date of refusal of acceptance of delivery being deemed the date of such Notice; provided, however, that any written communication containing such information actually received by a Person shall constitute Notice for all purposes of this Agreement. Any Member may change its address or the address to which copies of Notices should be sent by Notice to the other Members.

            PERCENTAGE OF MEMBERSHIP INTEREST: As to any Member, the percentage interest in the Company shown opposite the name of such Member on EXHIBIT 1 attached hereto, as amended from time to time.

            PERSON: Any individual, partnership, limited liability company, corporation, trust or other entity.

            PROPERTY: the real property owned by the Company and set forth and described on EXHIBIT 4. The term "PROPERTY" shall also include any other real property necessary or required to the construction and operation of the Project. The Company shall not own any other real property other than the Property.

            PROJECT: the Property and the construction thereon of a commercial office building containing approximately 40,000 square feet of which approximately 38,000 square feet shall be net rentable and all other improvements necessary or required to the use, occupancy and operation of the Project. The final building configuration and gross square footage shall be determined by the Manager.

            REGULATIONS: The Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

            SUBSTITUTED MEMBER: Any Person who is admitted to the Company as an additional or substitute Member pursuant to Article 9. A Substituted Member,

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upon his admission as such, shall succeed to the rights, privileges and liabilities of his predecessor in interest as a Member.

            TAX MATTERS MEMBER: J. Webb Group, Inc., a Virginia corporation.

            TRANSFER: Any sale, assignment, transfer, gift, bequest, succession through intestacy, contribution, distribution, conveyance, pledge, hypothecation, mortgage, exchange or other disposition, or other encumbrance whether voluntary, involuntary or by operation of law and, in the case of a Member, whether directly or indirectly by transfer or sale or issuance of stock, transfer or sale of partnership or limited liability company interest, admission of new partners, sale or transfer of other legal or beneficial interests or assets, or by consolidation or merger, any sale, transfer or other disposition which results, directly or indirectly, in a change of Control or beneficial ownership of such Member.

            UNIFORM ACT: the Maryland Revised Uniform Limited Liability Company Act as of the date hereof, as amended from time to time.

3.    BUSINESS; AUTHORIZED ACTIVITIES

      3.01 BUSINESS. The business and purpose of the Company shall be to (i) acquire, own, hold for profit, sell, assign, transfer, operate, lease, develop, mortgage, refinance, pledge and otherwise deal with the Property and the Project pursuant to and in accordance with this Agreement and (ii) to do all other acts and things as may be necessary, desirable, expedient, convenient for or incidental to, the furtherance and accomplishment of the foregoing objectives and purposes and for the protection and benefit of the Company. The Company shall not engage in any other business without the unanimous consent of all of the Members.

      3.02 AUTHORIZED ACTIVITIES. In carrying out the purposes and business of the Company, but subject to all other provisions of this Agreement, the Manager is authorized to cause the Company to:

            (A) Enter into and perform all acts and carry out all obligations under all contracts and agreements necessary or incidental to the accomplishment of the purposes and business of the Company, as set forth in Section 3.01 above;

            (B) Operate, maintain, finance, improve, repair, alter, buy, acquire, own, sell, convey, assign, mortgage or lease the Property and any personal property as reasonably necessary to the accomplishment of the purposes and business of the Company;

            (C) Borrow money and issue evidences of indebtedness from Persons in furtherance of any or all of the purposes and business of the Company (which Persons may include Persons holding a direct or indirect ownership interest in any Member and Affiliates of any Member, provided the Manager Consents to such

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borrowings), and to secure the same by mortgage, pledge or other lien on Company
Property or any portion thereof;

            (D) Employ Persons in the operation and management of the business of the Company, including, without limitation, attorneys, accountants, mortgage bankers, management and leasing agents, insurance brokers, real estate brokers, mortgage brokers, engineers, architects, contractors and consultants, which Persons may include the Manager, and Members and Affiliates of Members, provided, however, that the fees and terms of such employment are competitive to those available from unrelated Persons;

            (E) Employ one or more contractors to construct the Project provided the cost of same shall be in accordance with the Budget;

            (F) Hold title to all Company Property;

            (G) Bring, defend, pay, extend, renew, modify, adjust, submit to arbitration, prosecute or compromise any obligation, suit, liability, cause of action or claim with respect to the Company or the Company Property; and

            (H) Engage in any kind of lawful activity, and perform and carry out contracts of any kind, necessary or advisable in connection with the accomplishment of the purposes and business of the Company.

4.    REPRESENTATIONS AND WARRANTIES

      4.01 REPRESENTATIONS AND WARRANTIES. In addition to any representations and warranties contained elsewhere in this Agreement:

            (A) the Manager represents and warrants to the Company and the other Members that it is a limited liability company validly existing and in good standing under the laws of the State of Maryland, and has the full power and authority to carry out the business now conducted by it and to enter into and carry out the terms of this Agreement; and the Persons executing this Agreement on its behalf have full power and authority and legal right to bind the Manager to this Agreement.

            (B) Each Member represents and warrants to the Company and the other Members that it is validly existing and in good standing under the laws of their respective state of organization, and has the full power and authority to carry out the business now conducted by it and to enter into and carry out the terms of this Agreement; and the Persons executing this Agreement on its behalf have full power and authority and legal right to bind it to this Agreement.

            (C) Each Member hereby represents and warrants to the Company and to the other Members that, as of the date hereof, except as otherwise set forth

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in this Agreement, the execution and performance of this Agreement by such
Member does not violate the terms of any material agreement to which it is a party or by which it is bound.

      4.02 ACTION FOR BREACH. The representations, warranties and covenants in
Section 4.01 are being made by each Member in consideration for its undertakings and rights under this Agreement. Upon the breach of any such representation, warranty or covenant contained in Section 4.01, any other Member or the Company may pursue any available legal or equitable remedy against such Member without being required to dissolve the Company and notwithstanding the availability of any other remedy.

5.    CAPITAL ACCOUNTS

      5.01  CAPITAL CONTRIBUTIONS/MEMBER LOANS.

            (A) In consideration for its Membership Interest, each of the Members is making (or has previously made) certain initial Capital Contributions as set forth on EXHIBIT 1 attached hereto (the "INITIAL CAPITAL CONTRIBUTIONS").

            (B) In addition to the Initial Capital set forth above, the Members acknowledge that a variety of circumstances may arise under which the Company may require funds to, among other things, pay unanticipated financing expenses and/or operating deficits of the Company, or pay other expenses of the Company, or establish Company reserves, where no financing provides for such funding, including operating deficits resulting from deficiencies between the Company's operating income and operating expenses (including debt service) (referenced to collectively as "CASH DEFICITS").

            (C) If the Company requires funding from its Members for payment of Cash Deficits, as determined by the Manager, and if sufficient reserves therefor and Cash Available for Distribution are not available (the amount of any such deficiency being hereinafter referred as "CASH SHORTFALLS"), the Members shall contribute capital in the amount of each of the Cash Shortfalls in accordance with their respective Percentages of Membership Interest (a "MEMBER CAPITAL CONTRIBUTION") unless the Manager agrees to cause the Company to borrow additional funds for the purpose of funding any Cash Shortfall in lieu of a Member Capital Contribution; provided, however, that in the event a Member fails to make its Member Capital Contribution, such Member shall be liable only as provided in Section 5.01(E) below and otherwise such contribution obligations shall be non-recourse to the Members. The Manager shall notify the Members of the Member Capital Contribution, giving each Member at least fifteen (15) days prior notice of the due date of same (the "DUE DATE").

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            (D)

                  (i) If the Manager does not agree to cause the Company to borrow funds for the purpose of funding such Cash Deficits and/or Cash Shortfalls, and if any Member fails to make a Member Capital Contribution on the Due Date (a "NONCONTRIBUTING MEMBER"), any other Member who has made its Member Capital Contribution (a "CONTRIBUTING MEMBER") may, without Consent of the other Members, and subject to the conditions of this Section 5.01, make a loan to the Noncontributing Member (the proceeds of which shall be paid to the Company as a contribution by the Noncontributing Member) for all or part of the amount of the Member Capital Contribution not made by the Noncontributing Member (a "MEMBER LOAN"). To the extent more than one Member wishes to loan funds in the amount not contributed by a Noncontributing Member in accordance with this Section, each Contributing Member may lend funds in the proportion which its Percentage of Membership Interest bears to the aggregate Percentage of Membership Interests of all such Contributing Members, or as otherwise agreed by such Contributing Members. Such Member Loan (or Member Loans) shall be secured by the Noncontributing Member's interest in the Company (or pro-rata portion thereof in the event there is more than one Contributing Member). The Company, in such circumstances, shall use the first distributions otherwise payable or distributable to such Noncontributing Member (or such Defaulting Member if such Member Loan is made pursuant to Section 5.01(B) above) pursuant to Section 6 hereof to repay any such Member Loan, which distributions shall be used first to pay any and all accrued and unpaid interest due under such Member Loan on a pro rata basis based on the amount of interest owing on all Member Loans to such Noncontributing Member until all accrued and unpaid interest is paid with respect to all Member Loans made to such Noncontributing Member, then to repay the principal balances outstanding thereunder pro rata as to all Member Loans made to such Member in accordance with the amount of principal due each Member making such Member Loans; provided, however, that Member Loans made to a Member pursuant to Section 5.01(B) shall be repaid after the repayment of all Member Loans made to such Member under this subparagraph (i). Such Member Loan shall be non-recourse (except with respect to such Noncontributing Member's Membership Interest) and shall bear interest at a rate equal to twenty percent (20%) per annum (the "MEMBER LOAN RATE").

                  (ii) In the event no Contributing Members elect to make a Member Loan to the Noncontributing Member as provided above, the Manager, at its sole election, shall have the right to (A) rescind the request for Member Capital Contributions and return to each Contributing Member its respective Member Capital Contribution, or (B) reduce the requested Member Capital Contribution to the amount equal to the sum of the Member Capital Contributions received by the Company in which event the Contributing Members shall be deemed to have made Member Loans to such Noncontributing Members as provided above to the extent that each Contributing Member's payment exceeds the amount which would be

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required of such Contributing Member based on the reduced Member Capital
Contribution; provided, however, in the event the Contributing Members do not make a Member Loan which aggregate the total of the Non-Contributing Member's Capital Contribution, then each Contributing Member shall have the right to cause the Company to return such Contributing Members' Capital Contribution.

                  (iii) Any Contributing Member making a Member Loan pursuant to this Section shall have the right, which may be exercised any time after providing thirty (30) days prior written notice thereof to the Manager and to the Non-Contributing Member to which the Member Loan has been made (and provided such Member Loan has not been repaid in full on or prior to the end of such thirty (30) day period), to convert the then outstanding principal balance of its Member Loan to a Member Capital Contribution as provided below. In such event, the Member making such conversion under this paragraph shall be entitled to any interest that accrued on its Member Loan prior to the date of such conversion which shall be repaid as set forth above. Upon such conversion, the Percentage of Membership Interest of the Noncontributing Member shall immediately be reduced in an amount equal to the percentage obtained by dividing
(A) the principal amount of the Member Loan(s) being converted by (B) the aggregate amount of all Capital Contributions required to have been made as of the date of such calculation by all of the Members, including the subject Member Capital Contributions.

                  (iv) As an example, assume (A) that Member X's Percentage of Membership Interest is 10% and that Member X has made an Initial Capital Contribution of $10,000, (B) that Member Y's Percentage of Membership Interest is 90%, and that Member Y has made an Initial Capital Contribution of $90,000,
(C) that a (first ever) call is made for additional capital in the amount of $20,000, (D) that Member X is obligated to advance 10% of such additional capital (i.e., $2,000), (E) that Member X does not make any portion of its required additional capital contribution, and (F) that Member Y makes the Member Capital Contribution of Member X. The dilution of the Noncontributing Member's (Member X's) Percentage of Membership Interest, expressed as a percentage, would equal $2,000/$120,000, or 1.667%. Accordingly, Member X's Percentage of Membership Interest would be reduced from 10.00% to 8.333%.

                  (v) Any reduction in the Percentage of Membership Interest of the Noncontributing Member under this Section shall be reflected in an immediate, simultaneous increase in the Percentage of Membership Interest of the Contributing Members making such conversion pro rata based on the dollar amount of such Member Loans converted. Any adjustments of Percentage of Membership Interest pursuant to this Section shall be automatic and without the necessity of any further action by any Member. Notwithstanding the foregoing, each Member authorizes the Manager, acting on its behalf, to execute such documents and take such additional actions as may be necessary to effectuate or evidence such adjustments, including the attachment to this Agreement of a revised EXHIBIT 1 which reflects such revised Percentage of Membership Interests.

            (E) Except as specifically set forth in this Agreement, no Member shall be required, under any circumstance, to make a Member Loan or contribute to the capital of the Company any amount beyond that sum which the Member has already contributed to the Company as described in Section 5.01(A) of this Agreement and the amount to be contributed in Section 5.01(B) of this Agreement. No Member shall be required or permitted to make any loans to the Company (other than such loans as receive the Consent of the Manager and Member Loans described in Section 5.01).

            (F) No interest shall accrue or be payable to any Member by reason of any Capital Contribution or Capital Account.

            (G) Except as provided in Section 5.01(D), no Member Loans or Capital Contributions made by any Member to the Company shall increase or decrease any Member's Membership Interest.

      5.02 NO THIRD PARTY BENEFICIARIES. The provisions of this Agreement are not intended to be for the benefit of any creditor, tenant or occupant of the Project or other Person (other than a Member in its capacity as a Member) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Company or any of the Members; and no such creditor, tenant or occupant of the Project or other Person shall obtain any right under any such foregoing provision against the Company or any of the Members by reason of any debt, liability or obligation (or otherwise).

      5.03 RETURN OF CAPITAL ACCOUNT. Except as otherwise specifically provided in this Agreement, (i) no Member shall have any right to withdraw its Capital Contributions or Capital Account, or to demand and receive property other than cash from the Company in return for its Capital Contributions or Capital Account, (ii) no Member shall have any priority over any other Members as to the return of its Capital Contributions or Capital Account, and (iii) any return of Capital Contributions or Capital Accounts to the Members shall be solely from the Company Property, and no Member shall be personally liable for any such return.

      5.04 LIMITED LIABILITY. No Member shall be liable for losses, costs, expenses, liabilities or obligations of the Company in excess of its Capital Contribution required under this Agreement.

6.    ALLOCATIONS AND DISTRIBUTIONS

      This Article 6 is intended to address the allocation of profits and losses of the Company.

      6.01 ALLOCATIONS. The profits of the Company shall be shared and the losses of the Company shall be borne by the Members as provided in EXHIBIT 2 hereto.

      6.02 DISTRIBUTIONS. Distributions of Cash Available for Distribution shall be made to the Members pro rata in accordance with their respective Percentages.

      6.03 TRANSFERS DURING FISCAL YEAR. In the event of a transfer of all or any part of a Membership Interest (in accordance with the provisions of this Agreement) during a Fiscal Year, the share of income, profits, gains, losses, deductions and credits attributable to such Membership Interest shall be allocated among the holders of the transferred Membership Interest based on the actual attributions to such Membership Interest for any whole months that each such holder was recognized as the owner of the Membership Interest. For any partial month, the share of income, profits, gains, losses, deductions and credits attributable to such Interest shall be allocated among the holders of the transferred Membership Interest, in proportion to the number of days that each such holder was recognized as the owner of the Membership Interest during such partial month without regard to the results of Company operations during the period of such partial month in which each such holder was recognized as the owner of such Membership Interest, and without regard to the date, amount or recipient of any distributions which may have been made with respect to such Membership Interest during such partial month.

      6.04 ALLOCATION OF DISTRIBUTIONS. Except as expressly provided otherwise in this Agreement, distributions shall be made to the Members of record on the date established by the Members for the distribution, without regard to the length of time such Persons have been Members.

      6.05 TAXES WITHHELD. For purposes of this Agreement, any amount of taxes required by the Code or by any State or other taxing authority to be withheld by the Company with respect to any amount distributable by the Company to any Member shall, upon payment to the IRS or by any such State or other taxing authority, be deemed to be a distribution of such payment to such Member and shall reduce the amount otherwise distributable to such Member pursuant to this Agreement.

7.    MANAGEMENT

      This Article 7 is intended to address the management of the business affairs of the Company.

      7.01 MANAGEMENT AND CONTROL OF COMPANY BUSINESS. Except as specifically provided to the contrary in this Agreement, the Manager shall have full, exclusive and complete power, authority and discretion to make all decisions affecting the business and affairs of the Company with respect to the Company Property and to take all such actions necessary or appropriate to accomplish the purposes of the Company with respect to the Company Property, respectively. Chesapeake shall be the "MANAGER" of the Company and shall be responsible for managing the day-to-day affairs of the Company with respect to all matters and to execute, on behalf of the Company any agreements, contracts, documents and instruments which may be necessary or desirable in connection with the development, management, maintenance and operation of the business of the Company, including, without limitation, any and all deeds, contracts, leases, mortgages, deeds of trust, promissory notes, security agreements, financing statements, construction contracts, architectural or other professional service agreements, plats, development agreements with applicable governmental authorities, permit applications, easements, declarations and other documents pertaining to the Project, and/or any Company Property without obtaining the Consent of the other Members.

      7.02  CERTAIN OBLIGATIONS OF MANAGER.

            (A) GENERALLY. The Manager shall use its reasonable business judgment in connection with its duties hereunder and shall make its personnel and the personnel of its Affiliates available to the Company to the extent necessary in order that its obligations with respect to the Company may be adequately discharged.

            (B) PROJECT ADMINISTRATION. Without limitation of the foregoing or other provisions of this Section 7.02, Manager shall, at all times, exercise good faith and shall use commercially reasonable efforts to promote and protect the interests of the Project, the Company Property and the Company (without consideration being made to the separate interests of any particular Member, including the effect of any action or omission upon the distributions provided for in Article 6), and Manager shall perform or cause to be performed the following duties and obligations in relation to the Company:

                  (i) Negotiation with governmental authorities to obtain on behalf of the Company any agreements, governmental approvals, building permits and other permits and licenses as are necessary for the Project; and the direct supervision and coordination with "Independent Contractors" (as defined below) in connection with the satisfaction thereof and compliance therewith.

                  (ii) The engagement on behalf of the Company of the necessary or appropriate personnel and consultants, including architects, engineers, general contractors, subcontractors, material suppliers, consultants, attorneys, title companies, escrow companies, property managers, brokers and marketing agents necessary for the Project and provided for in the Budget (collectively, "INDEPENDENT CONTRACTORS"), and the direct supervision and coordination of the services of such Independent Contractors in connection with the operation, redevelopment and/or completion of the Project.

                  (iii) Direct coordination with and supervision of all Independent Contractors in connection with all litigation and other legal matters, and the preparation of all legal documentation, including sale contracts, and all other necessary or appropriate documents and instruments.

                  (iv) Payment or contesting of all real and personal property taxes and assessments for the Property.

                  (v) Notification of the Members of any material adverse claim or dispute or any actual or threatened material litigation (or condemnation or eminent domain proceeding or action) against the Company, the Project or any Member of which Manager becomes aware; provided, however, that with respect to any litigation that involves only Manager and is not related to the Project, Manager shall be obligated to notify the Company of such matter only if said matter involves an amount in excess of $20,000 or could have an adverse material impact on Manager.

                  (vi) Coordination with and supervision of all leasing agents in the preparation and implementation of marketing plans and promotional activities and leasing programs for the leasing and sale of the Company Property.

                  (vii) The use of commercially reasonable efforts to prevent any mechanic's or materialmen's liens to be filed by any Independent Contractor against the Company Property, or any portion of either, in connection with Manager's duties and obligations under this Agreement, or against any monies due or to become due on account of, arising out of or relating to the Company Property or the Project. If any such lien is filed, Manager shall promptly take such action as Manager reasonably determines to be necessary to protect the Company Property.

                  (viii) The use of commercially reasonable efforts to comply with all laws in connection with the performance of Manager's duties and obligations under this Agreement.

      7.03  MAJOR DECISIONS.

            (A) Notwithstanding the provisions of Sections 7.01 and 7.02, prior to causing the Company to take action with respect to the following matters (individually, a "MAJOR DECISION" and collectively, the "MAJOR DECISIONS"), the Manager shall obtain a Members Committee Vote:

                  (i) Modifying the then current approved Budget the result of which shall reduce the net operating income of the Company by more than ten percent (10%);

                  (ii) Entering into a contract for (a) the sale or exchange of all or any substantial part of the Company Property, (b) the contribution of all or any substantial part of the Company Property to a real estate investment trust (or related master or umbrella limited partnership), (c) the contribution of all or any substantial part of the Company Property to a joint venture with an institutional investor, or (d) any other disposition of all or any substantial part of the Company Property

                  (iii) Obligating the Company or any Member as a surety, guarantor or accommodation party to any obligation of other than the Company;

                  (iv) Merging or consolidating the Company with any other limited liability company, partnership or other entity;

                  (v) Approving any agreement, or material modification of any agreement, between the Company, on the one hand, and any Affiliate of any Member, on the other hand;

                  (vi) Paying any fees by the Company to any Affiliate of any Member unless pursuant to an agreement with such Affiliate entered into in accordance with the provisions hereof;

                  (vii) Using the name or credit of the Company, or any Company Property, for any purpose other than a proper Company purpose;

                  (viii) Acting in contravention of this Agreement

                  (ix) Initiating or settling any litigation involving or on behalf of the Company where the claim exceeds TEN THOUSAND DOLLARS ($10,000);

                  (x) Initiating a Bankruptcy with respect to the Company;

                  (xi) Modifying or amending this Agreement or the Articles except as expressly permitted under the terms of this Agreement;

                  (xii) Extending the term of the Company;

                  (xiii) Admitting a Person as a Member of the Company;

                  (xiv) Confessing judgment against the Company and make elections as to choice of law and venue provided, however, that the Manager shall have complete authority to confess judgment against the Company and make elections as to choices of law in any acquisition, development and construction loans (including refinancings thereof) and permanent financing to be executed by the Manager on behalf of the Company if such financing is secured by a first lien on the Project;

                  (xv) Changing the purpose of the Company or expanding the business of the Company beyond those activities specifically authorized in this Agreement;

                  (xvi) Causing the Company to invest in or become a member of any other limited partnership, limited liability company or other entity;

                  (xvii) Dissolving the Company other than expressly authorized under the terms of this Agreement;

            (B) It is expressly agreed that with a Members Committee Vote, the Manager shall have complete authority to make all decisions and take all actions for, in the name, and on behalf of the Company with respect to all of the foregoing matters set forth in this Section 7.03.

      7.04 OTHER BUSINESS VENTURES. Any Member and the Manager may engage independently or with others in other business ventures of every nature and description, including the ownership, operation, management, syndication and development of real estate; neither the Company, nor any of the other Members as a result of their being Members in or the Manager of the Company, shall have any rights in and to such independent ventures or the income or profits derived therefrom.

      7.05 RELIANCE ON MANAGER. No financial institution or any Person dealing with the Manager shall be required to ascertain whether the Manager is acting in accordance with this Agreement, but rather such financial institution or Person shall be protected in relying solely upon the contract, deed, mortgage, deed of trust, note, transfer or assurance of and the execution of such instrument or instruments by the Manager. No Member shall have any right of rescission as to any contract, deed, mortgage, note, lease, encumbrance, or any and all other conveyances or documents in any manner executed by the Manager in accordance with this Agreement.

      7.06 NOTICES. The Manager shall give such notices, reports and advice to the Members with respect to the Company Property, as may, from time to time, be required or be advisable.

      7.07 MEMBERS COMMITTEE; COMPOSITION, VOTING, AUTHORITY AND MEETINGS.

            (A) The Members Committee shall be composed of the designated representatives of the Members. Each Member shall appoint one (1) designated representative to serve on its behalf on the Members Committee. Each designated representative of a Member shall have the same number of votes on any matter coming before the Members Committee as the Percentage of the Member they represent.

            (B) The Members Committee shall be charged with the responsibility and authority to make all Major Decisions of the Company. The Members Committee shall not, however, participate in the day to day management of the Company or exercise the authority delegated to the Manager set forth in this Agreement.

            (C) Approval of any action or any decision of the Members Committee shall require a Members Committee Vote.

            (D) The Members Committee shall meet and confer whenever a Major Decision is required of the Company. The Manager shall also attend such meetings. The Members Committee may otherwise conduct its business in any other manner its members deem convenient or advisable, including conducting meetings by telephone conference or in writing. Each meeting, action, approval and Members Committee Vote of the Members Committee shall be duly documented in written minutes, signed by the members, a copy of which shall be distributed to each Members Committee Member.

            (E) No member of the Members Committee shall be paid any salary or compensation for serving as member of the Members Committee. Each member of the Members Committee shall, however, be fully and entirely reimbursed by the Company for any and all out-of-pocket costs and expenses incurred by such member (or the Member appointing such member), including reasonable travel expenses, all to the extent set forth and reserved for in the Budget.

            (F) The Members Committee and each Member and designated representative of a Member and the Affiliates and shareholders, officers, employees and directors of such Members are hereby indemnified by the Company for any act performed within the scope of the authority conferred by this Agreement (and the costs incurred by them in connection with the defense or settlement of any action, suit or proceeding brought or threatened resulting from any act performed within the scope of the authority conferred by this Agreement). Any indemnity under this Section shall be provided out of and to the extent of Company assets only, and no Member shall have any personal liability on account thereof.

            (G) The Members Committee and each Members Committee member, as well as the Member appointing such Members Committee member and the Affiliates and shareholders, officers, employees and directors of such Members shall not be liable to the Company or the Members for, or as a result of, any act, omission or error in judgment which was taken, omitted or made by them, in the exercise of its judgment in good faith under this Agreement. The Members Committee and its members may consult with such legal or other professional counsel as it or they may select. Any action taken or omitted by it in good faith reliance on, and in accordance with, the opinion or advice of such counsel shall be full protection and justification to it with respect to the action taken or omitted. The Members Committee and each Members Committee member, as well as the Member appointing such Members Committee member and the Affiliates and shareholders, officers, employees and directors of such Members shall not have any liability, as a guarantor or otherwise, to the Members resulting from the failure of the Company to have sufficient Cash Available for Distribution to fund any or all of the distributions to the Members, and upon dissolution, the Members shall look solely to the assets of the Company for the repayment thereof.

      7.08  LIMITATIONS ON MEMBERS.

            (A) No Member shall have any authority to perform (I) any act in violation of any applicable law or regulation thereunder, or (II) any act without any Consent or ratification which is required to be Consented to or ratified by the Members pursuant to this Agreement.

            (B) No action shall be taken by a Member if it would cause the Company to be classified as an association taxable as a corporation for federal income tax purposes.

      7.09  LIABILITY FOR ACTS AND OMISSIONS.

            (A) No Member, nor its officers, directors, employees and agents (together, the "INDEMNIFIED PARTIES"), shall be liable, responsible or accountable in damages or otherwise to the Company or any of the Members for any act or omission performed or omitted in good faith on behalf of the Company which any Indemnified Party reasonably believed to be within the scope of the authority granted by this Agreement and in the best interests of the Company, provided such act or omission is in good faith and with such care as an ordinarily prudent person in a like position would use under similar circumstances. The Indemnified Parties shall nevertheless be liable, responsible or accountable for actual fraud, gross negligence or intentional misconduct.

            (B) Subject to Section 7.09(D) below, the Company shall indemnify and make advances for expenses to the Indemnified Parties to the fullest extent permitted under the Uniform Act (to the extent of available assets, but without the requirement that any Member make additional Capital Contributions or Member Loans for this purpose) against any loss or damage incurred by the Indemnified Parties by reason of any act or omission performed or omitted by any Indemnified Party which is consistent with the first sentence of Section 7.09(A) above.

            (C) Each Member shall indemnify and hold harmless the Company and the other Members against any damage or loss incurred by the Company or such Members by reason of such Member's fraud, gross negligence or intentional misconduct with respect to the Company and/or any Company Property.

            (D) Each Member acknowledges that the assets of the Company available to satisfy the indemnity of the Company set forth in Section 7.09(B) shall be limited to the Company Property.

      7.10 RESPONSE TIME. Except as otherwise expressly provided in Article 10 hereof, the Members shall provide all approvals, disapprovals, Consents and other information and cooperation required in this Agreement or otherwise requested from time to time within five (5) business days after receipt of written request therefor, except for proposals to sell or refinance all or substantially all of the Company Property, as to which the response time shall be ten (10) business days. If any Member shall fail to respond within the period described herein, the matter in question shall be deemed to have been approved as proposed. Such written request shall state the date by which the Member must respond, and a statement that a failure to respond by such date will result in a deemed approval of the request.

      7.11 COMPENSATION.

            (A) No Member shall be paid any salary, fee or other compensation for serving as a Member or on the Members Committee. The fact that a Member or a member of any Member's family, or an officer, director, shareholder, partner or employee of any Member, is employed by, or is directly interested in or connected with any Person employed by the Company, included but not limited to the Manager, to render or perform any service, or from whom or which the Company may buy merchandise or other property, shall not prohibit the Company from so dealing with such Person, so long as the costs, expenses, fees or other payment or compensation for, and the terms of any agreement (including any amendments thereto) relating to, such services, merchandise or property are reasonable, on arms' length terms and at competitive rates.

            (B) The Members hereby expressly agree that the Company shall pay to the Manager (or its designated Affiliates) those fees set forth and described on
EXHIBIT 3. The Members agree that the fees to be paid to the Manager, or Affiliates thereof, described on EXHIBIT 3 are reasonable and are at competitive rates.

      7.12 REMOVAL OF MANAGER; APPOINTMENT OF NEW MANAGER. In the event that (i) a Manager shall have its legal existence annulled, revoked, or forfeited, and is not reinstated within sixty (60) days; (ii) a Manager shall file voluntary Articles of Dissolution; (iii) a petition in bankruptcy is filed by or against a Manager which petition is not discharged within one hundred twenty (120) days of such filing; (iv) a proceeding is commenced by or against a Manager under any insolvency law which proceeding is not discharged within one hundred twenty
(120) days of such commencement or (v) if the Manager has committed a material breach of this Agreement which is not cured within thirty (30) days after notice from any Member, then in any of such events, such Manager shall immediately and automatically be terminated as the Manager and such Manager shall have no further authority to act as Manager or otherwise for the Company. In the event the Company shall no longer have a Manager, the Members shall have the right to appoint or retain a new Person to perform the functions of Manager.

      8.    ADMINISTRATION

      8.01 BOOKS AND RECORDS. The Manager on behalf of the Company shall maintain or shall cause to be maintained full and accurate books of the Company showing all receipts and expenditures, assets and liabilities, profits and losses, names and current addresses of Members, and all other records necessary for recording the Company's business and affairs. All Members and their duly authorized representatives shall have the right to inspect and copy any or all of the books and records of the Company, including books and records necessary to enable a Member to defend any tax audit or related proceeding, and shall have, on demand, true and full information of all matters affecting the Company.

      8.02 ANNUAL AUDIT AND TAX MATTERS.

            (A) The Manager shall maintain physical possession of the books and records of the Company. The books and records of the Company shall be kept on the cash basis or such other accounting method selected by the Manager. Upon the request of and at the expense of any requesting Member, the books and records of the Company will be audited, but not more frequently than annually. Notwithstanding the foregoing, in the event that the results of the audit vary by more than five percent (5%) from the books and records presented by the Company, the Company shall pay the cost of the audit.

            (B) An accounting firm selected by the Tax Matters Member shall prepare all tax returns required of the Company at the Company's expense. The Tax Matters Member shall act as the tax matters partner within the meaning of Code Section 6231(a)7 and shall give prompt Notice to each Member of any and all notices it receives from the IRS concerning the Company, including without limitation any notice of audit, any notice of action with respect to a revenue agent's report, any notice of a thirty (30)-day appeal letter and any notice of a deficiency in tax concerning the Company's federal tax return, and will furnish each Member with status reports regarding any negotiation between the IRS and the Company.

      8.03 REPORTS AND NOTICES. The Company will prepare or cause to be prepared and distributed to the Members by January 30 of each calendar year, or as soon thereafter as circumstances permit, for each of the Company: (i) IRS Form 1065 and Schedule K-1, or similar forms as may be required by the IRS, stating each Member's allocable share of income, gain, loss, deduction or credit for the prior Fiscal Year, and (ii) a balance sheet and the related statements of income, cash flow, Members' capital and changes in financial position for the previous year, prepared on a cash basis.

      8.04 COMPANY FUNDS. The funds of the Company shall not be commingled with the funds of any other Person, and Company funds shall be used solely for the benefit of the Company. All funds of the Company not otherwise invested shall be deposited in one of more accounts maintained in such banking institutions as the Manager shall determine, and withdrawals shall be made only in the regular course of Company business on such signatures as the Manager may, from time to time, determine.

9.    TRANSFERS

      9.01  TRANSFERS BY MEMBERS.

            Except for a Transfer pursuant to Article 10, no Member may Transfer all or any portion of its Membership Interest in the Company to any Person, other than pursuant to a Permitted Transfer (as hereinafter defined), without the Consent of the Manager. Any purported Transfer in violation of the terms of this Section 9.01 shall be void ab initio.

      9.02  ADDITIONAL OR SUBSTITUTED MEMBER.

            (A) A Person will be admitted to the Company as an additional or Substituted Member if, and only if, the following conditions are satisfied:

                  (1) The admission of such Person (i) shall have been Consented to by th e Manager, or (ii) the Person shall have received its interest in a Permitted Transfer and provided all relevant evidence of such fact to the Manager;

                  (2) The Person shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart thereof and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a Member;

                  (3) The assignor and assignee shall pay all costs and fees incurred by the Company to effect the transfer and substitution;

                  (4) Such admission will not cause a violation of Section 9.05 of this Agreement; and

                  (5) The assignor and assignee file a Notice or other evidence of transfer and such other information reasonably required by the non-Transferring Members, including, without limitation, names, addresses and telephone numbers of the assignor and assignee.

            (B) Unless named in this Agreement, or unless admitted to the Company as a Substituted Member as provided above in this Section 9.02, no Person shall be considered a Member, and the Company, each Member and any other Persons having business with the Company need deal only with the Members so named or so admitted and shall not be required to deal with any other Person by reason of a Transfer by a Member. If an assignee of a Member does not become a Substituted Member pursuant to this Section 9.02, the assignee shall not have any rights to require any information on account of the Company's business, to inspect the Company's books, or to vote on or otherwise take part in the affairs of the Company.

      9.03 PERMITTED TRANSFERS. For purposes of this Article 9, the term "PERMITTED TRANSFER" shall mean (subject at all times to the provisions of Section 9.05) as follows: with respect to Lucente Enterprises, Inc. or Chesapeake Custom Homes, L. L. C., any Transfer to an entity Controlled by any of Frank Lucente, Jr., Michael Webb or Greg Wilby (collectively "CHESAPEAKE PRINCIPALS"); with respect to J. Webb, Inc., any Transfer following which to an entity the management of which is Controlled by Michael Webb with respect to Old Line Bancshares, Inc., any Transfer to an entity which is a wholly owned Affiliate of Old Line Bancshares, Inc., or any entity purchasing Old Line Bancshares, Inc. provided that in no event may any Member transfer in any one year any Percentage which would result in a technical termination of the Company for federal tax purposes. In the event of a Permitted Transfer by a Member, the Member to whom such Permitted Transfer relates shall promptly provide evidence of compliance with this Article 9 to the Manager.

      9.04 EFFECT OF BANKRUPTCY OR DISSOLUTION OF A MEMBER. The dissolution or adjudication of bankruptcy of a Member shall not dissolve the Company.

      9.05  ADDITIONAL RESTRICTIONS ON TRANSFERS.

            No Transfer of a Membership Interest by a Member (or by any Person owning any interest, directly or indirectly, in a Member) shall be made if such disposition would (i) cause the Company to be treated as an association taxable as a corporation (rather than a partnership) for federal income tax purposes;
(ii) violate the provisions of any federal or state securities laws; (iii) violate the terms of any law, rule or regulation binding on the Company; (iv) causes a dissolution of the Company for federal tax purposes; or (v) contravene any provision of, or trigger consent rights under, any other agreement of the Company (including without limitation any loan document, lease or management agreement), unless consent is actually obtained, at the sole cost of the Member or Person seeking to Transfer, and such Transfer does not cause the Company to incur any costs or be in breach of any agreement, and does not render any agreement to which the Company is a party to be rendered terminable or be otherwise negatively affected.

      9.06 GOOD FAITH COOPERATION. If any third party consent is necessary to satisfy any requirement of this Article 9, the Members agree to cooperate in good faith in order to obtain such consent.

      9.07 RIGHT OF FIRST REFUSAL OF MEMBERSHIP INTEREST TRANSFER. In the event a Member (in each case a "SELLING MEMBER") decides to sell its Member Interest or any part thereof, the Selling Member shall first offer in writing (the "SELLING NOTICE") such Member Interest to Old Line Bancshares, Inc. ("OLD LINE"). The Selling Notice shall set forth the price, terms and closing date under which the Selling Member is willing to sell the Member Interest. Old Line shall have a period of thirty (30) days from the date of receipt of the Selling Notice (the "RESPONSE PERIOD") to notify the Selling Member that it is electing to purchase such Member Interest in accordance with the terms set forth in the Selling Notice. In the event Old Line either rejects the Selling Notice or fails to respond to the Selling Notice prior to the expiration of the Response Period, the Selling Member shall have the right to sell, free and clear of any rights of Old Line pursuant to this Section 9.07 (but subject to compliance with all other provisions of this Agreement) the Member Interest which is the subject of the Selling Notice for the same price and materially the same terms as provided in the Selling Notice. The provisions of this Section 9.07 shall not apply to any Transfer of a Member Interest which is Permitted Transfer or to any transfers for estate tax planning purposes consented to by the Manager.

10.   TERM

      10.01 TERM AND DISSOLUTION. The existence of the Company shall continue until the earlier of:

            (A) December 31, 2035;

            (B) A Members Committee Vote to dissolve the Company;

            (C) A date to be selected by the Manager within six (6) months after the sale, exchange or other disposition of all or substantially all of the Company Property, but if the Company is holding purchase money mortgages in connection with any of the foregoing the Company will continue until such mortgages are satisfied, sold or otherwise disposed of; or

            (D) Any other event causing dissolution of the Company under the Uniform Act unless, subject to applicable law, within 90 days thereafter the Manager, to the extent they are then Members, elect to reconstitute the Company, which election shall be evidenced by such writing as is required by law.

      10.02 LIQUIDATION OF COMPANY PROPERTY.

            (A) In the event of dissolution and final termination of the Company, a full accounting of the assets and liabilities shall be taken, and the assets shall be liquidated, with the Capital Proceeds therefrom distributed in accordance with Article 6 hereof by the later of (I) the last day of the Fiscal Year in which the termination occurs or (II) one hundred eight (180)days after the date on which the termination occurs. Upon the complete liquidation and distribution of the Company Property, the Members shall cease to be Members of the Company, and the Members shall execute, acknowledge and cause to be filed any certificates and notices required by law to terminate the Company.

            (B) Upon the dissolution of the Company pursuant to Section 10.01, the Manager shall prepare or cause to be prepared and furnished to each Member a statement setting forth the assets and liabilities of the Company and, promptly following the complete liquidation and distribution of the Company Property, a statement showing the manner in which the Company Property was liquidated and distributed.

      10.03 RIGHT OF FIRST REFUSAL OF PROPERTY. In the event the Company receives an offer for the purchase of the Property which the Members Committee is willing to accept (the "OFFER"), the Manager shall provide Old Line a copy of the Offer. Old Line shall have a period of thirty (30) days from the date of receipt of the Offer (the "RESPONSE PERIOD") to notify the Company in writing that it is electing to purchase the Property in accordance with the Offer. In the event Old Line either rejects the Offer or fails to respond prior to the expiration of the Response Period, the Company shall have the right to sell the Property under the terms set forth in the Offer, free and clear of any rights of Old Line pursuant to this Section 10.03. In the event Old Line advises the Company prior to the expiration of the Response Period that it has elected to purchase the Property in accordance with the terms of the Offer, Old Line and the Company shall promptly execute a contract for the purchase and sale of the Property identical to the Offer (the "CONTRACT") and shall consummate the Contract in accordance with its terms.

11.   MISCELLANEOUS

      11.01 AMENDMENT PROCEDURE. Except with respect to changes of an administerial nature and which do not adversely affect the Members in any material respect or to cure any ambiguity, or correct or supplement any provision in this Agreement such as confirming a Transfer of Membership Interests hereunder, which changes may be made by the Manager without the prior consent of the other Members, this Agreement may not be amended without with the unanimous Consent of the Members.

      11.02 MEETINGS. Meetings of Members may be called by the Manager, for informational purposes or for any purpose permitted by this Agreement. Any Member calling a meeting shall give each other Member Notice of the purpose of such proposed meeting not less than two (2) business days nor more than sixty
(60) days before the meeting. Meetings shall be held at a reasonable time and place selected by the Members. In addition, the Members may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in a meeting can hear each other.

      11.03 TITLE TO COMPANY PROPERTY. All Company Property, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property. The Company may hold any of the Company Property in its own name or, in the name of its nominee, which nominee may be one or more individuals, corporations, partnerships, trusts or other entities.

      11.05 RESOLUTION OF DISPUTES. If any Member breaches a representation, warranty or covenant under this Agreement or otherwise defaults hereunder, the other Members shall be entitled to pursue any action available at law or equity and shall be entitled to recover any damages incurred as a result of such breach or default.

      11.06 APPLICABLE LAW. It is the intent of the parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the provisions of the laws of the State of Maryland without giving effect to the choice of law rules thereof.

      11.07 BINDING AGREEMENT. Subject to the restrictions on Transfers set forth herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, legal or personal representatives, successors and assigns. Whenever in this Agreement a reference is made to any party or Member, such reference shall be deemed to include a reference to the heirs, executors, legal or personal representatives, successors and assigns of such party or Member.

      11.08 WAIVER OF PARTITION. Unless otherwise specifically provided in this Agreement, no Member will, either directly or indirectly, take any action to require partition or appraisement of the Company Property or the Company, and notwithstanding any provision of applicable law to the contrary, each Member (and its estate, personal or legal representative, heirs, beneficiaries, distributees and successors and assigns) hereby irrevocably waives any and all right to maintain any action for partition or to compel any sale with respect to its interest in the Company or with respect to the Company Property.

      11.09 COUNTERPARTS AND EFFECTIVENESS. This Agreement may be executed in several counterparts, which shall be treated as originals for all purposes, and all so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart. Any such counterpart shall be admissible into evidence as an original hereof against the Person who executed it. The execution of this Agreement by facsimile signature shall be sufficient for all purposes and shall be binding on any Person who so executes.

      11.10 SURVIVAL OF REPRESENTATIONS. All representations and warranties herein shall survive the dissolution and final liquidation of the Company.

      11.11 ENTIRE AGREEMENT. This Agreement (and all Exhibits and Schedules hereto) contains the entire understanding among the parties hereto and supersedes all prior written or oral agreements among them respecting the within subject matter, unless otherwise provided herein. There are no representations, agreements, arrangements or understandings, oral or written, between the Members hereto relating to the subject matter of this Agreement which are not fully expressed herein and in said Exhibits and Schedules.

      11.12 WAIVER. No consent or waiver, express or implied, by any Member to or of any breach or default by any other Member in the performance by the other of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default by the other in the performance by such other party of the same or any other obligations of such Member hereunder. Failure on the part of any Member to object to or complain of any act or failure to act of the other Members or to declare the other Members in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member of its rights hereunder.

      11.13 EXHIBITS. All exhibits and schedules referred to herein and attached hereto are incorporated by reference into this Agreement.

         11.14 TIME PERIODS. Any time period hereunder which expires on, or any date for performance hereunder which occurs on, a Saturday, Sunday or legal United States holiday (other than the Effective Date), shall be deemed to be postponed to the next business day. The first day of any time period hereunder which runs "from" or "after" a given day shall be deemed to occur on the day subsequent to that given day.

         11.15 WAIVER OF TRIAL BY JURY. IN THE EVENT THAT ANY DISPUTE IS BROUGHT BEFORE ANY COURT OF COMPETENT JURISDICTION FOR RESOLUTION OF ANY DISPUTE, EACH OF THE PARTIES HERETO FULLY AND FREELY WAIVES TRIAL BY JURY. ANY SUCH ACTION SHALL BE TRIED BY A JUDGE AS THE FINDER OF FACT. EACH MEMBER AND THE MANAGER HEREBY EXPRESSLY COVENANTS AND AGREES: (i) NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY IN CONNECTION WITH ANY LITIGATION OR JUDICIAL PROCEEDING IN ANY WAY RELATING TO OR CONCERNING THIS AGREEMENT OR ANY DISPUTES ARISING UNDER THIS AGREEMENT OR IN ANY WAY RELATING TO THE RELATIONSHIP, DUTIES, OBLIGATIONS OR AGREEMENTS BETWEEN THE COMPANY, THE MEMBERS AND THE MANAGER (COLLECTIVELY "LITIGATION"); AND (ii) EXPRESSLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION TO THE FULL EXTENT PERMITTED BY LAW. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN AND IS KNOWINGLY AND VOLUNTARILY MADE BY THE COMPANY, EACH MEMBER AND THE MANAGER AND THIS WAIVER IS INTENDED TO AND DOES ENCOMPASS EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A JURY TRIAL WOULD OTHERWISE ACCRUE. EACH MEMBER, THE MANAGER AND THE COMPANY FURTHER CERTIFIES AND ACKNOWLEDGES TO EACH OTHER THAT NO REPRESENTATIVE OR AGENT OF THE COMPANY, THE MANAGER OR ANY MEMBER (INCLUDING, BUT NOT LIMITED TO, THEIR RESPECTIVE COUNSEL) HAS REPRESENTED,

EXPRESSLY OR OTHERWISE TO THE COMPANY, ANY MEMBER OR THE MANAGER (INCLUDING, BUT NOT LIMITED TO, THEIR RESPECTIVE COUNSEL) THAT THE COMPANY, THE MEMBERS AND THE MANAGER WILL NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL.

      11.16 TIME OF THE ESSENCE. Time shall be of the essence with respect to the performance of every provision of this Agreement.

      11.17 SECURITIES LAW REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

            (A) EACH MEMBER REPRESENTS AND WARRANTS TO THE COMPANY AND THE OTHER MEMBERS AS FOLLOWS:

                  (1) IT HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT IT IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF THE INVESTMENT INVOLVED IN THE PURCHASE OF A MEMBERSHIP INTEREST IN THE COMPANY AND IT HAS SO EVALUATED THIS PURCHASE.

                  (2) IT IS AWARE THAT THIS INVESTMENT IS SPECULATIVE AND REPRESENTS A SUBSTANTIAL RISK OF LOSS.

                  (3) IT IS ABLE TO BEAR THE ECONOMIC RISK OF THIS INVESTMENT.

                  (4) IN CONNECTION WITH THE PURCHASE OF ITS MEMBERSHIP INTEREST, IT HAS BEEN FULLY INFORMED AS TO THE CIRCUMSTANCES UNDER WHICH IT IS REQUIRED TO TAKE AND HOLD ITS MEMBERSHIP INTEREST PURSUANT TO THE REQUIREMENTS OF THE SECURITIES UNIFORM ACT OF 1933 (THE "SECURITIES UNIFORM ACT") AND APPLICABLE STATE SECURITIES LAWS.

                  (5) IT UNDERSTANDS THAT ITS MEMBERSHIP INTEREST IS NOT REGISTERED UNDER THE SECURITIES UNIFORM ACT OR ANY STATE SECURITIES AND MAY NOT BE TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF UNLESS ITS MEMBERSHIP INTEREST IS SO REGISTERED OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

            (B) EACH MEMBER AGREES AS FOLLOWS:

                  (1) THE COMPANY IS NOT UNDER ANY OBLIGATION TO REGISTER ANY MEMBERSHIP INTEREST UNDER THE SECURITIES UNIFORM ACT OR ANY STATE SECURITIES LAWS.

                  (2) THE COMPANY WILL NOT BE REQUIRED TO SUPPLY ANY MEMBER OR OTHER PERSON WITH ANY INFORMATION NECESSARY TO ENABLE ANY MEMBER TO MAKE A CASUAL SALE OF ITS MEMBERSHIP INTEREST UNDER RULE 144 UNDER THE SECURITIES UNIFORM ACT OR ANY CORRESPONDING RULE UNDER ANY STATE SECURITIES LAW.

            (C) EACH MEMBER SHALL INDEMNIFY AND HOLD HARMLESS THE COMPANY AND THE OTHER MEMBERS FROM AND AGAINST ANY AND ALL LOSS, DAMAGE,

LIABILITY, COST OR EXPENSE, INCLUDING COSTS OF DEFENSE AND ATTORNEYS' FEES, ARISING OR RESULTING FROM OR ATTRIBUTABLE TO ANY BREACH OF HIS REPRESENTATIONS, WARRANTIES OR AGREEMENTS SET FORTH IN THIS SECTION 11.17.

      11.18 LIMITATION OF LIABILITY. Except as provided in Section 5.01(B) with respect to initial Capital Contributions, no Member shall be personally liable to any other Member or to any other party under this Agreement, it being agreed that in the event of a breach of this Agreement, the sole recourse for such breach shall be against its Membership Interest hereunder and/or any proceeds or amounts distributable to the applicable Member in respect thereof.

                 (BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK)

      IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

                                MEMBERS:

                                J. WEBB GROUP, INC., A
                                VIRGINIA CORPORATION

                                BY:  /S/ MICHAEL M. WEBB                  (SEAL)
                                     -------------------------------------
                                     MICHAEL M. WEBB, PRESIDENT

                                /S/ MICHAEL M. WEBB                       (SEAL)
                                     -------------------------------------
                                    MICHAEL M. WEBB,
                                    INDIVIDUALLY

                                LUCENTE ENTERPRISES, INC., A
                                MARYLAND CORPORATION

                                BY:  /S/ FRANK LUCENTE, JR.               (SEAL)
                                     -------------------------------------
                                     FRANK LUCENTE, JR. PRESIDENT

                                CHESAPEAKE CUSTOM HOMES, L.L.C., A
                                MARYLAND LIMITED LIABILITY COMPANY

                                BY:  /S/ GREG S. WILBY                   (SEAL)
                                     -------------------------------------
                                     GREG S. WILBY,
                                      AUTHORIZED SIGNATORY

                                OLD LINE BANCSHARES, INC., A
                                MARYLAND CORPORATION

                                BY:  /S/ JAMES W. CORNELSEN               (SEAL)
                                     -------------------------------------
                                    JAMES W. CORNELSEN,
                                    PRESIDENT

                        (SIGNATURE OF MANAGER ON NEXT PAGE)

                                AS MANAGER AND NOT AS A MEMBER:

                                CHESAPEAKE POINTER RIDGE MANAGER,
                                LLC, A MARYLAND LIMITED LIABILITY COMPANY,

                                BY:  /S/ GREG S. WILBY                    (SEAL)
                                     -------------------------------------
                                     GREG S. WILBY,
                                     AUTHORIZED SIGNATORY

  (BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK-EXHIBIT 1 STARTS ON NEXT PAGE)

                                    EXHIBIT 1
                             OPERATING AGREEMENT FOR
                     POINTERS RIDGE OFFICE INVESTMENTS, LLC

                                              INITIAL CAPITAL         PERCENTAGE OF MEMBERSHIP
  MEMBER                                       CONTRIBUTION                  INTERESTS
  ------                                       ------------                  ---------
  LUCENTE ENTERPRISES, INC.                   $   137,500                     12.5%
  6196 OXON HILL ROAD, SUITE
  340, OXON  HILL, MARYLAND
  20745

  CHESAPEAKE CUSTOM HOMES, L.L.C.             $   137,500                     12.5%
  6196 OXON HILL ROAD, SUITE
  340, OXON HILL, MARYLAND
  20745

  J. WEBB GROUP, INC.                         $   220,000                       20%
  7857 HERITAGE DRIVE
  SUITE 300
  ANNANDALE, VIRGINIA 22003

  MICHAEL M. WEBB                             $    55,000                        5%
  C/O J. WEBB, INC.
  7857 HERITAGE DRIVE
  SUITE 300
  ANNANDALE, VIRGINIA 22003

  OLD LINE BANCSHARES, INC.                   $   550,000                       50%
  P.O. BOX 1890, WALDORF, MD. 20604
  STREET ADDRESS:
  2995 CRAIN HIGHWAY, WALDORF, MD. 20601

  TOTAL                                       $ 1,100,000                      100%

                                    EXHIBIT 2
                                       TO
                             OPERATING AGREEMENT FOR
                      POINTER RIDGE OFFICE INVESTMENT, LLC

ALLOCATION PROVISIONS - MEMBERS

      1. DEFINITIONS. The following terms shall have the meaning ascribed to them for purposes of this EXHIBIT 2 and for purposes of the Agreement:

      "ADJUSTED CAPITAL ACCOUNT DEFICIT" shall mean, with respect to any Member, the deficit balance, if any in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

            (A) Credit to such Capital Account any amounts which such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

            (B) Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

      The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

      "COMPANY MINIMUM GAIN" has the meaning set forth in Regulations Sections 1.704-2(b)(2) and (d) for "PARTNERSHIP MINIMUM GAIN."

      "DEPRECIATION" means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members.

      "MEMBER MINIMUM GAIN" means, an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i).

      "MEMBER NONRECOURSE DEBT" has the meaning set forth in Regulations Section 1.704-2(b)(4) for "PARTNER non-RECOURSE DEBT."

      "MEMBER NONRECOURSE DEDUCTIONS" has the meaning set forth in Regulations
Section 1.704-2(i) for "PARTNER NON-RECOURSE DEDUCTIONS." The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Member Minimum Gain attributable to such Member Nonrecourse Debt during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(2).

      "NONRECOURSE DEDUCTIONS" has the meaning set forth in Regulations Sections 1.704-2(b)(1) and (c). The amount of Nonrecourse Deductions for a Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Regulations Section 1.704-2(c).

      "NONRECOURSE LIABILITY" has the meaning set forth in Regulations Section 1.752-1(a)(2).

      "PROFITS AND LOSSES" means, for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

            (A) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

            (B) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

            (C) In the event the Gross Asset Value of any Company Property is adjusted pursuant to (B) or (C) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

            (D) Gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal tax income purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

            (E) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of Depreciation; and

            (F) Notwithstanding any other provisions of this definition, any items which are specially allocated pursuant to Section 2(C) hereof shall not be taken into account in computing Profits or Losses.

      2. ALLOCATION OF PROFIT AND LOSS. The income, profits, gains, losses, deductions and credits of the Company shall be determined in accordance with the capital accounting rules and principles established by Code Sections 702 and 704 and the regulations thereunder and, to the extent not inconsistent therewith, in accordance with generally accepted accounting principles, and shall be allocated each Fiscal Year as follows and in the following order of priority:

            (A) After giving effect to the special allocations set forth in
Section 2(C), Profits for any Fiscal Year shall be allocated among the Members as follows:

                  (1) First, to the Members with negative Capital Accounts, in proportion to such negative Capital Accounts, until the negative Capital Account of each Member is reduced to zero (0), but no Profit shall be allocated to any Member pursuant to this Section 2(A)(1) once its negative Capital Account has been brought to zero (0); and

                  (2) Next, to the Members, in a manner so as to cause the positive Capital Account balance of each Member to equal the amount that would be payable to such Member if an amount equal to the sum of (I) the positive Capital Account balances of all Members (determined prior to any allocation of Profits for such Fiscal Year but after any nonliquidating distributions to the Members for such Fiscal Year have been reflected), increased by (II) the Profits to be allocated among the Members in such Fiscal Year, were distributed among the Members as provided in Section 6.02.

            (B) After giving effect to the special allocations set forth in
Section 2(C) hereof, Losses for any Fiscal Year shall be allocated among the Members as follows in the following order of priority:

                  (1) To the Members with positive Capital Accounts, in proportion to such positive Capital Accounts; until the positive Capital Account of each Member is brought to zero (0), but no loss shall be allocated to any Member pursuant to this Section 2(B)(1) once its positive Capital Account has been brought to zero (0) (provided, that, if there are insufficient Losses to reduce all of the positive Capital Accounts of the Members to zero, Losses shall be allocated among the Members in a manner so as to cause the positive Capital Account balance of each Member to equal the amount that would be payable to such member if an amount equal to the sum of (I) the positive Capital Account balances of all Members (determined prior to any allocation of Losses for such Fiscal Year but after any nonliquidating distributions to the Members for such Fiscal Year have been reflected), decreased by (II) the Losses to be allocated among the Members in such Fiscal Year, were distributed among the Members as provided in Section 6.02; and

                  (2) Thereafter, to the Members in proportion to their Percentages of Membership Interests.

            (C) SPECIAL ALLOCATIONS. The following special allocations shall be made in the following order:

                  (1) MINIMUM GAIN CHARGEBACK. Notwithstanding any other provision of this EXHIBIT 2, if there is a net decrease in Company Minimum Gain during any Fiscal Year, then, to the extent required by Regulations Section 1.704-2(f), each Member shall be specially allocated items of Company income and gain relating to the Company Property for such year (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2). The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j). This Section 2(C)(1) is intended to comply with the minimum gain chargeback requirement in Regulations
Section 1.704-2(f) and shall be interpreted consistently therewith.

                  (2) MEMBER MINIMUM GAIN CHARGEBACK. Notwithstanding any other provision of this EXHIBIT 2 except Section 2(C)(1), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, then, to the extent required by Regulations Section 1.704-2(i)(4), each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain relating to the Company Property for such year (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j). This Section 2(C)(2) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

                  (3) QUALIFIED INCOME OFFSET. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) relating to the Company Property shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 2(C)(3) shall be made if and only to the extent that such Member would have a Adjusted Capital Account Deficit after all other allocations provided for in Section 2 of this Exhibit 1 have been tentatively made as if this Section 2(C)(3) were not in this Exhibit.

                  (4) GROSS INCOME ALLOCATION. In the event any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year, such Member shall be specially allocated items of Company income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for such year) relating to the Company Property, in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 2(C)(4) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in
Section 2 of this Exhibit 1 have been tentatively made as if Section 2(C)(3) and this Section 2(C)(4) were not in this EXHIBIT 2.

                  (5) NONRECOURSE DEDUCTIONS. Nonrecourse Deductions for any Fiscal Year or other period relating to the Company Property shall be specially allocated to the Members in proportion to their Percentages of Membership Interest.

                  (6) MEMBER NONRECOURSE DEDUCTIONS. Any Member Nonrecourse Deductions for any Fiscal Year or other period relating to the Company Property shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

                  (7) SECTION 754 ADJUSTMENT. To the extent an adjustment to the adjusted tax basis of any Company Property pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) relating to the Company Property, and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Regulations Section.

            (D) OTHER ALLOCATION RULES.

                  (1) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Members using any permissible method under Code Section 706 and the Regulations thereunder.

                  (2) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits and Losses, as the case may be, for the year.

                  (3) The Members are aware of the income tax consequences of the allocations made pursuant to the provisions of this EXHIBIT 2 hereof and hereby agree to be bound by the provisions of this EXHIBIT 2 hereof in reporting their shares of Company income and loss for income tax purposes.

                  (4) Solely for purposes of determining a Member's proportionate share of the "EXCESS NONRECOURSE LIABILITIES" of the Company relating to the Company Property within the meaning of Regulations Section 1.752-3(a)(3), the Members' interests in Company profits shall be equal to their Percentages of Membership Interests.

            (E) It is the intent of the Members that each Member's distributive share of income, gain, loss, deduction, or credit (or item thereof) shall be allocated in accordance with this EXHIBIT 2 to the fullest extent permitted by
Section 704(b) of the Code.

      3. TAX ALLOCATIONS: CODE SECTION 704(c).

                  (1) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company by the Members shall, solely for tax purposes, be allocated among the Members so as to take account of any

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variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition herein).

                  (2) In the event the Gross Asset Value of any Company Property is adjusted, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

                  (3) Any elections or other decisions relating to such allocations to the Members shall be made by the Members in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

      4. SPECIAL BASIS ADJUSTMENTS

      In the event of a Transfer of all or any part of the Member Interest of any Member for an amount in excess of the adjusted basis for such Membership Interest for federal income tax purposes, the Company shall elect, pursuant to
Section 754 of the Code to adjust the basis of the Company Property. Notwithstanding anything contained in this Agreement, any adjustments made pursuant to Section 754 shall affect only the successor in interest to the transferring Member. Each successor in interest to the transferring Member will furnish the Company with all information necessary to give effect to such election and shall pay all out-of-pocket costs and expenses of the Company associated with any election applicable as to such Member. Unless otherwise specifically provided, neither adjustments to basis, nor adjustments to the taxable income of a Member as a result of this Section 4, shall affect its positive Capital Account.

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                                    EXHIBIT 3
                                       TO
                             OPERATING AGREEMENT FOR
                      POINTER RIDGE OFFICE INVESTMENT, LLC
                       SCHEDULE OF FEES PAYABLE TO MANAGER

      A. REIMBURSABLE EXPENSES. The following expenses ("REIMBURSABLE EXPENSES"), shall be reimbursed by the Company to the Manager to the extent actually incurred by the Manager or its designated Affiliate:

Telephone and telecopy expenses; postage; photocopy expenses; courier expenses and similar expenses.

The legal fees and costs associated with the drafting and formation of the Company and its constituent entities shall be a Reimbursable Expense.

      B. DEVELOPMENT, CONSTRUCTION MANAGEMENT AND TENANT IMPROVEMENT FEES. During the term of the Agreement, in consideration for the Manager's management and oversight of land development of the Property and construction of the Project (including but not limited to the cost of construction of the Improvements and any tenant improvements) the Company shall pay to the Manager a fee equal to five percent (5%) of the total cost of such development and construction. The fee payable to the Manager shall be payable in monthly installments over the time period during which construction and development is to be performed.

      C. LEASING FEES AND RELATED REIMBURSABLE EXPENSES.

            (a) During the term of the Company, in consideration for the Manager's or its designated Affiliate's supervision and management of the Company's leasing activities, the Company shall pay to the Manager or its designated Affiliate the leasing fees hereinafter described ("LEASING FEES") with respect to each (I) lease for space in the Project ("LEASE"), (II) extension or renewal of the term of a Lease, or (III) expansion of the premises leased under a Lease (collectively, a "LEASING EVENT"), entered into by the Company during the term of the Company. The Company shall pay to the Manager or its designated Affiliate any Leasing Fees payable hereunder within ten (10) days following the end of the month during which full execution of the document giving effect to the Leasing Event occurred.

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

            (b) With respect to any Leasing Event, the Company shall pay the following Leasing Fees to the Manager or its designated Affiliate:

                  (i) If the Leasing Event occurred with the Manager or an Affiliate thereof acting as the broker without the assistance of a listing broker or a procuring broker (other than the Manager or an Affiliate thereof), then the Manager (or such Affiliate) shall be entitled to a commission of 2.00% of Base Rent in connection with such Leasing Event.

                  (ii) If the Leasing Event occurred with the Manager or an Affiliate thereof acting as the listing broker, but involved the assistance of a procuring broker (other than the Manager or an Affiliate thereof), then the Manager (or such Affiliate) shall be entitled to a commission of 1.00% of Base Rent in connection with such Leasing Event.

                  (iii) If the Leasing Event occurred with the assistance of a listing broker but without the assistance of a procuring broker (other than the Manager or an Affiliate thereof), then the Manager (or such Affiliate) shall be entitled to a commission of 1.00% of Base Rent in connection with such Leasing Event.

                  (iv) If the Leasing Event occurred with the assistance of a listing broker and with the assistance of a procuring broker, then the Manager (or such Affiliate) shall be entitled to a commission of 0.50% of Base Rent in connection with such Leasing Event.

                  (v) Notwithstanding the foregoing, any lease with a Member or Affilate shall not require payment of any commission by the Company.

      "BASE RENT" shall mean the fixed rent stated in a tenant lease or license agreement (regardless of how such rent is denominated), including the amount of any escalator clause the amount of which is known at the time the tenant lease or license agreement is executed, with reduction for any rental waiver or abatement (and excluding amounts in respect of loans made by the Company to tenants that are memorialized by a promissory note) and with reduction in an amount equal to the excess, if any, of the tenant improvement costs included in the fixed rent stated in the applicable tenant lease over budgeted base building tenant improvement standard, for tenant's use and occupancy of the premises demised thereunder during the first ten (10) years of the term thereof; provided, however, that if any tenant is required under its lease to pay directly for any portion of any element of the operating expenses or real estate taxes related to the property (i.e., if such lease is fully or partially "net" of certain costs and expenses), then the base rent for each year during the term of such lease shall be deemed to be increased by an amount equal to the excess, if any, of (I) the "expense stop" or base year that would be provided for in a "full service lease" (defined below) in effect for the calendar year in

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

which the lease is executed over (ii) the expense stop or base year provided for in the lease. As used herein, the term "expense stop" or the value of the "base year" means the annual amount of real estate taxes and operating expenses allocable to leased space that are to be absorbed by the landlord, rather than being passed through to the tenant (which annual amount may be expressed in terms of a fixed amount per square foot or in terms of expenses incurred in a base year) and the term "full service lease" means a lease under which the landlord agrees to pay for all real estate taxes, utilities, and other operating expenses allocable to the leased space (whether or not all or a portion of such expenses are passed through to the tenant in the form of additional rent). For example, assume that tenant T enters into a five-year lease commencing in 2004 for 1,000 square feet, which lease requires T to pay directly for all electricity provided to T's space and further provides that the other operating expenses and real estate taxes allocable to the leased space will be passed through to T as additional rent to the extent that such allocable amount for any year exceeds an expense stop or base year value of $4.00 per square foot. Assume further that, pursuant to the leasing guidelines in effect for 2004, the expense stop or base year value to be provided for in full service leases executed in that year is $5.00 per square foot. The annual base rent under T's lease would be deemed to be increased by $1,000 (1,000 square feet x ($5.00 - $4.00).

            The Leasing Fees so payable to the Manager or the designated Affiliate shall be determined as provided above, without regard to whether (I) any commissions then payable to any procuring broker (other than the Manager or any Affiliate thereof) are based upon a commission schedule that is structured differently, or (ii) any particular Leasing Event would provide for a third party leasing commission to any other participating broker greater or less than the corresponding Leasing Fees payable to the Manager or its designated Affiliate hereunder.

                  (d) In addition to the Leasing Fees the Company (and not the Manager or any of its Affiliates) shall be responsible for, and if incurred by the Manager or any of its Affiliates, the Company shall reimburse the Manager or its Affiliates for the following costs and expenses (the "Leasing Reimbursable Expenses"): (i) all costs incurred in connection with the marketing or the leasing of space in the Investment, including without limitation, all marketing events and functions, Web site costs and expenses, leasing signs, brochures, floor plans, renderings and space plans, and (ii) all payments due and owing to third party listing brokers or procuring brokers. All of the Leasing Reimbursable Expenses payable to the Manager or any of its Affiliates shall be paid by the Company within ten (10) days following the end of the month in respect of which the Leasing Reimbursable Expenses were incurred or paid.

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

      (D) PROPERTY MANAGEMENT FEE.

                  (a) During the term of the Company, in consideration for the Manager's or its designated Affiliate's performance of property management services as to any Investment for which management the Company has not engaged a management company other than the Manager or its designated Affiliate, the Company shall pay to the Manager or its designated Affiliate a property management fee (the "PROPERTY MANAGEMENT FEE") to be calculated as provided herein. The Property Management Fee shall be calculated so as to be equal to the greater of 5.00% of Gross Revenues from the Projects operations during the respective calendar month, The Property Management Fee shall be payable monthly in arrears within ten (10) days after the last day of each calendar month (prorated for any partial calendar month).

                  (b) "Gross Revenues" means all revenues of the Company from leasing and its operations but excluding (i) security deposits made by tenants in such Investment (except to the extent that such security deposits are applied to rent and other amounts payable by tenants of such Investments), (ii) proceeds from the sale or financing, (iii) proceeds from insurance or condemnation with respect to such Investment (except to the extent such proceeds are payments for lost rents or other amounts payable by tenants of such Investment), (iv) all federal, state and local excise, sales, use or rent taxes (other than such real property taxes and other taxes which are payable to the landlord as operating expenses by tenants under Leases), and (v) Capital Contributions made by the Partners to the Company in respect of such Investment.

      (E) SALE OR REFINANCING. In the event the Company refinances the initial mortgage financing on the Project after rent stablization or sells the Project, the Manager will receive a fee of one percent (1%) of the gross amount of such refinancing or sale price. Such fee shall be in addition to any other fee payable to the Manager hereunder and shall be paid to the Manager at the time of the closing of the refinancing or sale.

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

                                    EXHIBIT 4
                            (DESCRIPTION OF PROPERTY)

                                       46